Exhibit 10.9
CONTRACT OF SALE
44.385 ACRES, LTD.
and
MASON MSG, LTD.
collectively, as “Seller”
with
SERIES D, LLC
as “Purchaser”
PROPERTY:
Academy Distribution Center and Warehouse, Katy, Texas

 i

     THIS CONTRACT OF SALE (this “Contract”) dated as of December ___, 2006 between 44.385 ACRES, LTD., a Texas limited partnership (“44+ Acres”) and MASON MSG, LTD., a Texas limited partnership (“Mason,” together with 44+ Acres, collectively, “Seller”), each having an office at 1800 North Mason Road, Katy, Texas 77449; SERIES D, LLC, an Arizona limited liability company, having an office at c/o Cole Companies, 2555 E. Camelback Road, Suite 400, Phoenix, AZ 85016, and its permitted assigns (“Purchaser”); and ACADEMY, LTD., a Texas limited partnership having an office at 1800 North Mason Road, Katy, Texas 77449 (“Academy” or “Lessee”).
     Seller, Purchaser and Lessee hereby covenant and agree as follows:
ARTICLE 1. Sale of Parcel and Acceptable Title.
     Section 1.01 Each Seller, as to its interest only, shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract: (i) the approximately 44.385 acre tract of real property listed and described on Exhibit 1-A owned by 44+ Acres (the “44+ Acres Land”) attached hereto and made a part hereof; (ii) the tracts of real property containing approximately 49.3616 acres listed and described on Exhibit 1-B owned by Mason (the “Mason Land,” together with the 44+ Acres Land, collectively, the “Land”) attached hereto and made a part hereof; (iii) the buildings and Seller’s interest in all improvements situated on the Land (collectively, the “Buildings”); (iv) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking of any portion of the Land or Buildings by condemnation, or any damage to the Land or Buildings by reason of a change of grade of any street or highway; (v) all the estate and rights of Seller in and to the Land, the Buildings, and all appurtenances thereto; (vi) all right, title and interest of Seller, if any, in and to the fixtures and equipment attached to the Land and/or the Buildings, excluding, however, trade fixtures used in the operation of the business conducted at the property (the “Personal Property”); and (vii) all of Seller’s interest, to the extent transferable, in all permits, licenses, warranties, contracts and intangibles with respect to the construction, operation, maintenance or repair of the Buildings and other improvements on the Land

(collectively, the “Permits”). The Land, Buildings and other interests being sold and purchased as provided in this Section 1.01 are referred to herein collectively as the “Parcel.”
     Section 1.02 Seller shall convey and Purchaser shall accept fee simple title to the Parcel in accordance with the terms of this Contract, free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Exceptions (hereinafter defined). Academy shall convey and Purchaser shall accept all of Academy’s interest in the leasehold improvements constructed and installed by Academy on the Land (“Academy Leasehold Improvements”), as further described in Exhibit 4 attached hereto.
     Section 1.03 Each Seller and Purchaser acknowledge that 44+ Acres and Mason, acting collectively as Seller, have elected to enter into a single contract for the sale of the 44+ Acres Land and the Mason Land as a matter of convenience to Seller and Purchaser, and, accordingly, Seller and Purchaser agree that, notwithstanding anything in this Contract to the contrary, the terms and provisions of this Contract shall apply to and be binding on each Seller only with respect to the property actually owned by such Seller that is subject to this Contract as indicated on Exhibit 1-A and Exhibit 1-B. Notwithstanding the foregoing, in the event that either 44+ Acres or Mason breaches or defaults in its obligations under this Contract, makes a material misrepresentation under this Contract or fails to satisfy any closing conditions applicable to it, Purchaser shall not be obligated to purchase any portion of the Land.
ARTICLE 2. Purchase Price.
     Section 2.01 The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Parcel is ONE HUNDRED TWO MILLION and No/100 Dollars ($102,000,000.00), payable as follows:
          (a) Five Hundred Thousand and No/100 Dollars ($500,000.00) by immediately available federal funds transferred to the escrow account of the Title Company (sometimes hereinafter referred to herein as the “Escrow Agent”), within three (3) business days after the full execution and delivery of this Contract (the “First Downpayment”).
          (b) One Million, Five Hundred Thousand and No/100 Dollars ($1,500,000.00) by immediately available federal funds transferred to the escrow account of the Escrow Agent, within three (3) business days after the full execution and delivery of this Contract (the “Second Downpayment”).
          The First Downpayment, the Second Downpayment and, if deposited, the Extension Downpayment (as hereinafter defined) are referred to in this Contract as the “Downpayment”. Escrow Agent shall hold and disburse the Downpayment and interest earned thereon, in accordance with the standard escrow provisions of the Escrow Agent, and
          (c) Balance of the Purchase Price (i.e., Purchase Price less Downpayment and interest earned thereon) for the Parcel at the Closing by immediately available federal funds transferred to such account in such bank as Seller shall designate.
     Section 2.02 During the Due Diligence Period (as hereinafter defined), Seller and Purchaser shall use reasonable efforts to agree on the proper allocations of the Purchase Price, but failure to reach such agreement shall not result in a default under or termination of this Contract.
ARTICLE 3. Closing; Due Diligence; Net Lease.
     Section 3.01 Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (the “Closing”) shall take place no later than January 16, 2007 (the “Closing Date”). The time and place of closing shall be 10:00 a.m. at the offices of LandAmerica Financial Services/Lawyers Title Insurance Corporation, Phoenix National Division (“Title Company”), or such other location as the parties may agree upon or, at the option of either Purchaser or Seller, in escrow through the Title Company. Purchaser acknowledges that Title Company shall use Veritas Title Partners, L.P. as its local agent.
     Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date to no later than January 26, 2007 by delivering written notice to Seller prior to January 10, 2007 and by depositing an additional earnest money deposit of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Extension Downpayment”) with Title Company.
     Section 3.02 (a) Purchaser shall have from the date of the execution of this Contract until January 2, 2007 (the “Due Diligence Period”) to conduct a due diligence review of the Parcel (including, without limitation, the physical condition of the Parcel and the state of title to the Parcel) and to secure approval of any financing Purchaser may require or desire in connection with its acquisition of the Parcel (including, without limitation, such lender’s approval of the form and substance of the Lease, as defined in Section 3.03 below). During the Due Diligence Period, Seller and Academy will reasonably cooperate with Purchaser to have any existing environmental reports and studies updated and certified to Purchaser and its lender, if any, at Purchaser’s sole cost and expense. After such examination and inspection, if for any reason Purchaser decides to withdraw from this transaction, Purchaser shall send notification of its withdrawal to Seller and Lessee. If Purchaser notifies Seller and Lessee of its withdrawal, neither party under this Contract shall have any obligation to the other and the Downpayment, together with accrued interest, shall be remitted by Escrow Agent as follows:
The Second Downpayment, together with accrued interest thereon, shall be remitted to Purchaser; and
The First Downpayment, together with accrued interest thereon, shall be remitted to Seller, except that, if any third party reports obtained by Purchaser during the Due Diligence Period (including any updates obtained by Purchaser to any of the existing third party reports provided to Purchaser by Seller as referenced in Section 3.02(d) hereof) reveal information about the Parcel that is adversely different in any material respect from the information about the Parcel contained in the documents and other items referenced in Section 3.02(d) hereof, then the First Downpayment, together with accrued interest thereon (less the Independent Consideration, as hereinafter defined), shall be remitted to Purchaser.
     Time is of the essence with respect to Purchaser’s withdrawal option. Purchaser shall not have the right to withdraw from this transaction, or to alter or modify the terms, provisions or conditions of this Contract or the form of the Lease, after the expiration of the Due Diligence Period, and any such notice given after the expiration of the Due Diligence Period shall have no force and effect; provided that the foregoing shall not prevent Purchaser from terminating this Contract pursuant to Section 13.01. Seller shall allow Purchaser and/or Purchaser’s representatives full access to the Parcel and to Seller’s books and records for the purposes of inspection of, including, but not limited to, sales reports and environmental reports in the possession of Seller. The “Independent Consideration” shall be the sum of $100.00 from the First Downpayment which sum shall be retained by Seller in any event hereunder as consideration for Seller’s grant of the “Due Diligence Period” option to Purchaser.
          (b) If Purchaser notifies Seller and Lessee of its withdrawal as set forth in Section 3.02(a) above or if this Contract is terminated for any other reason, any and all records and other information and copies of work sheets and other documents and materials obtained by

Purchaser, including, without limitation, documents and/or materials obtained by Purchaser from third parties, shall be delivered to Seller and Purchaser shall not retain any copy or reproduction of any such written document or information, and all of such information shall continue to be held in confidence by Purchaser as set forth in Section 3.02(c) below.
          (c) Purchaser agrees that Purchaser and Purchaser’s agents and representatives shall hold the terms of this Contract and all information obtained with respect to the Parcel or Academy in confidence and shall not disclose its content to others, except to Purchaser’s principals, advisors, investors, consultants and lender and those parties approved by Seller and Academy or as may be required by law, subpoena or other legal process. Notwithstanding any provision of this Contract, the provisions of this Section 3.02(c) and Section 3.02(b) above shall survive any termination of this Contract and the limitations on Seller’s remedies under Section 13.02 shall not in any way limit Seller’s or Academy’s enforcement of the provisions of this Section 3.02(c) or Section 3.02(b) above.
          (d) Prior to the execution of this Contract, Academy has provided to Purchaser (i) copies of any and all documents and instruments affecting the Parcel in Academy’s or Seller’s possession, including, but not limited to, site plans, surveys, soil and substrata studies, environmental site assessments, architectural renderings, plans and specifications, engineering plans and studies, landscape plans, and other plans, diagrams, or studies of any kind, if any, plus all other related items, if any, relating to the Parcel; (ii) a title commitment for the issuance of the Owner Title Policy described in Section 10.02 below, together with copies of all documents referenced therein (the “Title Commitment”); and (iii) a copy of Seller’s existing survey of the Land, Building and the appurtenances thereto of the Parcel (the “Existing Survey”).
          (e) Purchaser shall have until December 12, 2006 (the “Title Review Period”) to examine the Title Commitment and the Existing Survey (collectively the “Title Materials”) and to object in writing to any matters reflected thereby (the “Objections”). If an update or endorsement to the Title Commitment delivered to Purchaser or an updated or revised survey for the Parcel (each, a “Title/Survey Update”) discloses a title or survey matter that was not disclosed in the Title Materials, the Existing Survey or in a previous Title/Survey Update, Purchaser may deliver to Seller, within four (4) business days following Purchaser’s receipt of the Title/Survey Update (“Title Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey

Update accompanied by a copy of the Title/Survey Update. Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Existing Survey, other than Objections that have been timely given and provided that, in no event shall Purchaser be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against Seller and/or the Parcel, (ii) encumbrances that have been voluntarily placed against the Parcel by Seller or Academy after the date of the Title Commitment without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing, (iii) exceptions for any repurchase options of record with respect to the Parcel or any portion thereof, (iv) exceptions for any leases or other occupancy agreements affecting the Parcel or any portion thereof (other than the Lease), or (v) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit or gap indemnity (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment and any Title/Survey Update and the state of facts shown on Seller’s existing survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”. If Purchaser notifies Seller within the Title Review Period or the Title Update Review Period, as applicable, of Objections, then within four (4) business days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy on or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Purchaser by the expiration of said four (4) business day response period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Title Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Purchaser thereof within the allowed four (4) business day period, then Purchaser shall have the option, to be exercised by the later of the expiration of the Due Diligence Period or four (4) business days following Purchaser’s receipt of the Seller’s Title Response Notice, of either (i) terminating this Contract by giving written notice of termination to Seller or (ii) electing to consummate the purchase of the Parcel, in which case Purchaser shall be deemed to have waived such Objections and such

Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said four (4) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If Purchaser terminates this Contract pursuant to clause (i) above, neither party under this Contract shall have any obligation to the other and the Downpayment, together with accrued interest, shall be remitted by Escrow Agent as follows:
The Second Downpayment, together with accrued interest thereon, shall be remitted to Purchaser; and
The First Downpayment, together with accrued interest thereon, shall be remitted to Seller, except that, if any Title/Survey Update obtained by Purchaser during the Due Diligence Period reveals information that is adversely different in any material respect from the information contained in the Title Commitment and Existing Survey provided to Purchaser by Seller, then the First Downpayment, together with accrued interest thereon (less the Independent Consideration), shall be remitted to Purchaser.
     Section 3.03 At the Closing, Purchaser and Lessee shall (i) execute and, as applicable, acknowledge (a) four (4) counterparts of a lease between Purchaser, as landlord, and Academy, as tenant, for the Parcel, such lease to be in form and substance as the lease annexed hereto as Exhibit 2 (the “Lease”), and (b) a lease memorandum for the Parcel in recordable form (“Lease Memorandum”), and (ii) deliver to the other, two (2) fully-executed and acknowledged counterparts of the Lease and Lease Memorandum. The initial annual rental for the Lease of the Parcel shall be $7,038,000.00 (with 1.50% annual increases thereafter). The Lease Memorandum shall be recorded at Closing in the appropriate real property records.
ARTICLE 4. Representations and Warranties of Seller.
     Section 4.01 As an inducement to Purchaser to purchase the Parcel and intending that the warranties and representations contained in this Section shall be true on the Closing Date, each Seller warrants and represents to Purchaser as follows solely with respect to (i) that portion of the Parcel owned by each Seller and (ii) the business affairs of each Seller, and except as disclosed in writing to Purchaser to the contrary prior to the date of this Contract:

          (i) The Parcel is not subject to any agreements of sale, or any options, or other rights of third parties to acquire any interest therein (except as contained in this Contract) of which either Seller has knowledge or is a party (and neither Seller will enter into any such agreement without Purchaser’s prior written consent), and neither Seller has any current, actual knowledge of any condemnation proceedings, eminent domain proceedings or similar actions or proceedings currently pending or threatened against the Parcel.
          (ii) Each Seller is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Texas. The foregoing representation and warranty shall be effective as of the date hereof and as of the Closing Date, and the applicable Seller’s liability with regard to the accuracy of such representation and warranty shall survive indefinitely, subject to any applicable statutes of limitations.
          (iii) Each Seller has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract. Each Seller has such power and authority and has obtained such consents and approvals that are necessary to consummate the transactions contemplated in this Contract. The individual(s) executing this Contract on each Seller’s behalf have been duly authorized and are empowered to bind such Seller to this Contract. The foregoing representation and warranty shall be effective as of the date hereof and as of the Closing Date, and the applicable Seller’s liability with regard to the accuracy of such representation and warranty shall survive indefinitely, subject to any applicable statutes of limitations.
          (iv) Neither Seller is a party to any litigation, arbitration or proceeding (i) in which either Seller is adverse to any past tenant or present tenant of the Parcel with respect to such tenancy, (ii) in which either Seller is adverse to any person or entity having or claiming any interest in the Parcel with respect to such interest or claim, or (iii) which affects or questions either Seller’s title to its respective portion of the Parcel or either Seller’s ability to perform its obligations under this Contract. Neither Seller knows of any presently pending litigation, arbitration, governmental investigation or proceeding, and, to the actual knowledge of each of Seller, no litigation, arbitration or proceeding has been threatened against either Seller, in either case, affecting or questioning either Seller’s title to, or use of, the portion of the Mason Land or the 44+ Acres Land or any portion thereof.

          (v) Neither the execution of this Contract, nor the consummation by either Seller of the transactions contemplated by this Contract, will (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a termination of, any agreement or instrument to which either Seller is a party (other than a termination of the current ground leases and/or facilities leases between each Seller and Academy concerning the Mason Land or the 44+ Acres Land), (b) violate any restriction to which either Seller is subject, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order of which either Seller is aware, or (d) except as expressly contemplated hereby, result in the creation of any lien, charge or encumbrance upon the Parcel or any part thereof. Neither Seller is in default under any agreement or instrument where the liability thereunder might adversely affect either Seller’s ability to perform its obligations under this Contract.
          (vi) At Closing, there will be no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Parcel (other than Permitted Exceptions).
          (vii) No consent of any third party is required in order for either Seller to enter into this Contract and perform its obligations hereunder.
     Section 4.02 If, at or before the Closing, Seller becomes aware of any fact or circumstance which would change a representation or warranty, then Seller will immediately give notice of such changed fact or circumstance to Purchaser. In the event Purchaser has current actual knowledge as of the Closing Date of any breach of the foregoing representations and warranties and Purchaser proceeds with the Closing, then Purchaser shall be deemed to have waived and forever released Seller from any and all claims arising out of such breach.
     Section 4.03 ALL OF SELLER’S REPRESENTATIONS AND COVENANTS IN THIS AGREEMENT AND ALL EXHIBITS ATTACHED TO THIS AGREEMENT ARE LIMITED AS SET FORTH IN THIS SECTION. Seller’s covenants to provide information and documentation and all of Seller’s representations are limited to Seller’s period of ownership of the Parcel and the actual knowledge gained by Seller with respect to the Parcel during such period of ownership, without any duty of investigation nor the implication of any such duty as to same during such period of ownership or otherwise. Accordingly, Purchaser must rely solely on Purchaser’s inspection to verify the accuracy thereof. As to the period prior to Seller’s ownership, Seller can make no representation, however, Seller shall provide such information and documentation as described in this Contract as is in Seller’s possession. Seller shall not be a warrantor or guarantor of any studies or tests conducted by any person other than Seller and their employees and provided to Purchaser pursuant to this Contract, if any. Except as otherwise set forth in Section 4.04 hereof, Seller’s representations and covenants shall merge into the deeds delivered hereunder and such representations and covenants shall not, and shall not be deemed to, survive the Closing.
     Section 4.04 Subject to Section 4.02, the representations and warranties in subparagraphs (ii) and (iii) of Section 4.01 hereof shall survive the Closing as provided for therein. Each Seller shall and does hereby indemnify against and hold Purchaser harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Purchaser may incur, by reason of any material misrepresentation by such Seller or any material breach of any of such Seller’s warranties contained in subparagraphs (ii) and (iii) of Section 4.01 hereof.
ARTICLE 5. Representations and Warranties of Academy.
     Section 5.01 As an inducement to Purchaser to purchase the Parcel and intending that the warranties and representations contained in this Section shall be true on the Closing Date and shall survive the Closing as hereinafter provided, Academy warrants and represents to Purchaser as follows (except as disclosed in writing to Purchaser to the contrary prior to the date of this Contract):
          (i) The Parcel is not subject to any agreements of sale, or any options, or other rights of third parties to acquire any interest therein (except as contained in this Contract) of which Academy has knowledge or is a party (and Academy will not enter into any such agreement without Purchaser’s prior written consent).
          (ii) To the actual knowledge of Academy, no condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending or threatened against the Parcel.
          (iii) (a) Academy is not a party to any litigation, arbitration or proceeding (1) in which Academy is adverse to any past tenant or present tenant of the Parcel with respect to such tenancy, (2) in which Academy is adverse to any person or entity having or claiming any interest in the Parcel with respect to such interest or claim, or (3) which affects or questions Academy’s rights in the Parcel or Academy’s ability to perform its obligations under this Contract or the Lease.

               (b) Academy knows of no presently pending or threatened litigation, arbitration, governmental investigation or proceeding prohibiting Academy’s use of the Parcel or any part thereof.
          (iv) Neither the execution of this Contract or the Lease, nor the consummation by Academy of the transactions contemplated by this Contract or the Lease, will (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a termination of, any agreement or instrument to which Academy is a party, (b) violate any restriction to which Academy is subject, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order of which Academy is aware, or (d) except as expressly contemplated hereby, result in the creation of any lien, charge or encumbrance upon the Parcel or any part thereof. To the actual knowledge of Academy, Academy is not in default under any agreement or instrument where the liability thereunder might adversely affect Academy’s ability to perform its obligations under this Contract or the Lease.
          (v) Academy is duly organized and validly existing as a limited partnership under the laws of the State of Texas. The foregoing representation and warranty shall be effective as of the date hereof and as of the Closing Date, and Academy’s liability with regard to the accuracy of such representation and warranty shall survive indefinitely, subject to any applicable statutes of limitations.
          (vi) Academy has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and the Lease. Academy has such power and authority and has obtained such consents and approvals that are necessary to consummate the transactions contemplated in this Contract, including the execution of the Lease. The individuals executing this Contract on Academy’s behalf have been duly authorized and are empowered to bind Academy to this Contract and to the Lease. The foregoing representation and warranty shall be effective as of the date hereof and as of the Closing Date, and Academy’s liability with regard to the accuracy of such representation and warranty shall survive indefinitely, subject to any applicable statutes of limitations.
          (vii) To the actual knowledge of Academy, the Buildings are not, and on the Closing Date will not be, in violation of any applicable building and zoning laws, rules, codes or regulations, except to a de minimis extent not affecting the use or operation of the Parcel.

          (viii) To the actual knowledge of Academy, the Parcel and the use thereof does not, and on the Closing Date will not, violate, in any material respect, any (a) applicable federal, state, county, municipal and/or other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit, or (b) covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Academy, affecting the Parcel or any part thereof which may (A) require repairs, modifications or alterations in or to the Parcel or any part thereof, or (B) in any way limit the use and enjoyment thereof.
          (ix) Academy has not received written notice nor does Academy have any knowledge of any pending improvements, liens or special assessments to be made against the Parcel by any governmental authority.
          (x) Academy has not and will not, without the prior written consent of Purchaser, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Land, or any portion thereof, or its potential use, and, to Academy’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations.
          (xi) No consent of any third party is required in order for Academy to enter into this Contract and the Lease and perform its obligations hereunder and thereunder.
          (xii) Academy has provided Purchaser with a copy of a Phase I Environmental Site Assessment report prepared by Terracon Consulting Engineers & Scientists dated August 2, 2006 and a Limited Site Investigation report prepared by them dated August 22, 2006 (collectively, the “Environmental Site Assessment”).Other than the information contained in the Environmental Site Assessment, Academy has no actual knowledge that there exists or has existed, and Academy has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Parcel of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response

Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing.
          (xiii) Other than the information contained in the Environmental Site Assessment, to Academy’s current, actual knowledge, there is not now, nor has there ever been, on or in the Parcel underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Academy hereby assigns to Purchaser, effective as of the Closing Date, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Academy may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Parcel (including Hazardous Materials released on the Parcel prior to the Closing Date and continuing in existence on the Parcel at the Closing Date).
     Section 5.02 ALL OF ACADEMY’S REPRESENTATIONS AND COVENANTS IN THIS AGREEMENT AND ALL EXHIBITS ATTACHED TO THIS AGREEMENT ARE LIMITED AS SET FORTH IN THIS SECTION. Academy’s covenants to provide information and documentation and all of Academy’s representations are limited to the term of Academy’s tenancy on the Parcel (including its tenancy in existence on the date of this Contract) (“Academy’s Tenancy”) and the actual knowledge gained by Academy with respect to the Parcel during such period, without any duty of investigation nor the implication of any such duty as to same during such period or otherwise. Purchaser acknowledges that Academy’s “actual knowledge” is limited to that of Rodney Faldyn, Chief Financial Officer of Academy, an individual who does not reside at the Parcel, and who has not undertaken any investigation with respect to such representations. Accordingly, Purchaser must rely solely on Purchaser’s inspection to verify the accuracy thereof. As to the period prior to Academy’s Tenancy, Academy can make no representation, however, Academy shall provide such information and documentation as described in this Contract as is in Academy’s possession. Academy shall not be a warrantor or guarantor of any studies or tests conducted by any person other than Academy and their employees and provided to Purchaser pursuant to this Contract, if any.
     Section 5.03 If, at or before the Closing, Academy becomes aware of any fact or circumstance which would change a representation or warranty, then Academy will immediately give notice of such changed fact or circumstance to Purchaser. In the event Purchaser has current actual knowledge as of the Closing Date of any breach of the foregoing representations and warranties and Purchaser proceeds with the Closing, then Purchaser shall be deemed to have waived and forever released Academy from any and all claims arising out of such breach, but subject to the provisions of the Lease.
     Section 5.04 Subject to Section 5.03, the representations and warranties in Section 5.01 shall survive the Closing for a period of one (1) year (except to the extent expressly provided to the contrary hereinabove). Academy shall and does hereby indemnify against and hold Purchaser harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Purchaser may incur, by reason of any material misrepresentation by Academy or any material breach of any of Academy’s warranties. To the extent Purchaser shall fail to assert a claim under the foregoing indemnification within thirty (30) days after the expiration of said one (1) year period following the Closing with respect to those representations and warranties that survive only for a period of one (1) year, then such claim shall be deemed to be waived and forever released by Purchaser, but subject to the provisions of the Lease.
ARTICLE 6. Representations and Warranties of Purchaser.
     Section 6.01 As an inducement to Seller to sell the Parcel and intending that the warranties and representations contained in this Section shall be true on the Closing Date and shall survive the Closing, Purchaser warrants and represents to Seller that as of the date hereof:
          (i) Neither the execution of this Contract nor the consummation by Purchaser of the transactions contemplated by this Contract will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Purchaser is a party, (ii) violate any restriction to which Purchaser is subject or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order, of which Purchaser is aware.
          (ii) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.
          (iii) Purchaser has all requisite power and authority, has taken all actions required by its organizational documents and applicable laws and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. The individual(s) executing this Contract on Purchaser’s behalf have been duly authorized and are empowered to bind Purchaser to this Contract.
     Section 6.02 Purchaser acknowledges that in entering into this Contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Contract, whether or not any such representations, warranties or statements were made in writing or orally.
     Section 6.03 PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE PARCEL AND THAT PURCHASER PRIOR TO THE CLOSING DATE WILL HAVE INSPECTED THE PARCEL TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT PURCHASER, PRIOR TO THE CLOSING DATE, WILL HAVE THOROUGHLY INSPECTED AND EXAMINED THE PARCEL TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PARCEL AND ALL OTHER ASPECTS OF THE PARCEL (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PARCEL), AND PURCHASER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PARCEL AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER AND ACADEMY CONTAINED IN THIS CONTRACT, THE LEASE AND THE CLOSING DOCUMENTS. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE PURCHASE PRICE, PURCHASER HEREBY AGREES TO ACCEPT THE PARCEL ON THE CLOSING DATE IN ITS “AS-IS, WHERE IS” CONDITION AND WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT ONLY THE TITLE

WARRANTIES EXPRESSLY SET FORTH IN THE DEEDS DELIVERED BY SELLER TO PURCHASER ON THE CLOSING DATE AND THE REPRESENTATIONS AND WARRANTIES OF SELLER AND ACADEMY CONTAINED IN THIS AGREEMENT AND IN THE LEASE. THE PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES, AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PARCEL. THE PROVISIONS OF THIS SECTION 6.03 ARE A MATERIAL INDUCEMENT FOR SELLER ENTERING INTO THIS CONTRACT AND SHALL SURVIVE THE CLOSING.
ARTICLE 7. Covenants of Academy; Indemnity for Inspections and Repairs. Section 7.01 Prior to the Closing, Academy shall allow Purchaser and Purchaser’s representatives access to the Parcel for the purposes of inspection, upon reasonable prior notice at reasonable times during business hours. All inspections shall be at the sole risk of Purchaser. Purchaser shall indemnify and hold Seller and Academy harmless from and against any and all claims, demands, injuries, damages, costs, expenses (including reasonable attorney’s fees) or liability incurred by or asserted against Seller or Academy resulting from any of those inspections. If this Contract is terminated for any reason, then within thirty (30) days after termination Purchaser shall repair any damage caused by any of those inspections so as to restore the Parcel to its same condition before the damage. Notwithstanding any provision of this Contract, the indemnity and repair provisions of this Section 7.01 shall survive any termination of this Contract and the limitations on Seller’s remedies under Section 13.02 shall not in any way limit Seller’s or Academy’s enforcement of the provisions of this Section 7.01.
ARTICLE 8. Destruction, Damage or Condemnation.
     Section 8.01 Risk of loss due to damage or destruction or condemnation of the Parcel or any part thereof, shall remain with Seller until legal title passes to Purchaser. In the event of any damage, destruction or condemnation of the Parcel or any portion thereof, Purchaser shall have the option of (i) terminating this Contract, or (ii) accepting title in its damaged or destroyed condition whereupon such damage or destruction shall be deemed to have occurred for purposes of the Lease during the term of such Lease (in which event it shall be the obligation of Academy to restore after the closing of title). If Purchaser terminates this Contract pursuant to clause (i) above, neither party under this Contract shall have any obligation to the other and the Downpayment, together with accrued interest (less the Independent Consideration), shall be promptly returned to Purchaser by the Escrow Agent. Notwithstanding the foregoing, in the event of an immaterial damage to the Parcel prior to the Closing, Purchaser shall be required to accept title in accordance with the provisions of clause (ii) of this Section 8.01. For purposes hereof, damage to the Parcel shall be deemed to be “immaterial” if the cost to repair or restore such damage does not exceed $500,000.00 in the aggregate, the estimated time to repair or restore such damage does not exceed 90 days, and Academy cannot abate or offset any payments under the Lease or terminate the Lease.
ARTICLE 9. Conditions Precedent.
     Section 9.01 Purchaser’s obligation to consummate the acquisition of the Parcel pursuant to the terms of this Contract is subject to and conditioned upon the following:
          (a) Each of the representations and warranties made by Seller and Academy in this Contract being true and complete on the Closing Date in all material respects. At the Closing, Seller and Academy shall deliver to Purchaser a certification to this effect, which certificate shall be subject to the survival provisions and other limitations contained in this Contract.
          (b) Seller and Academy shall have performed all obligations that each is required to perform pursuant to the provisions of this Contract.
          (c) The execution and delivery of the Lease and Lease Memorandum for the Parcel.
          (d) No material adverse change shall have occurred between the date hereof and the Closing Date in the financial condition of Academy.
     Section 9.02 Seller’s obligation to consummate the sale of the Parcel pursuant to the terms of this Contract is subject to and conditioned upon the following:

          (a) Each of the representations and warranties made by Purchaser in this Contract being true and complete on the Closing Date. At the Closing, Purchaser shall deliver to Seller a certification to this effect, which certificate shall provide that it survives the Closing Date.
          (b) Purchaser shall have performed all obligations that it is required to perform pursuant to the provisions of this Contract.
          (c) The execution and delivery of the Lease and Lease Memorandum for the Parcel.
ARTICLE 10. Seller’s and Academy’s Closing Obligations.
     At the Closing, Seller and/or Academy, as applicable, shall deliver the following to Purchaser or to Purchaser’s designee or assignee as directed by Purchaser with respect to the Parcel:
     Section 10.01
          (a) A Special Warranty Deed (or its equivalent) from 44+ Acres in recordable form, conveying to Purchaser indefeasible fee simple title to the 44+ Acres Land, subject only to the Lease and the Permitted Exceptions.
          (b) A Special Warranty Deed (or its equivalent) from Mason in recordable form, conveying to Purchaser indefeasible fee simple title to the Mason Land, subject only to the Lease and the Permitted Exceptions.
     Section 10.02
     An owner policy of title insurance (the “Owner Title Policy”), which Owner Title Policy shall (i) be issued by the Title Company in the form prescribed for use in the State of Texas, (ii) insure good and indefeasible fee simple title to the Parcel in Purchaser in a face amount equal to the Purchase Price, (iii) insure any easements, rights-of-way, licenses or other similar rights or interests appurtenant to or otherwise benefiting the Land to the extent insurable, and (iv) contain no exceptions other than the Lease and Permitted Exceptions. The Owner Title Policy shall, to the extent possible, (A) provide affirmative insurance against mechanics liens by reason of work performed upon or materials delivered to the Parcel prior to Closing or by reason of any other act or omission of Seller, Academy or its agents prior to Closing from which a mechanics lien may arise, and (B) insure access to the Parcel as shown on the survey referred to in Section 10.03 hereof.

Purchaser may, at Purchaser’s option and expense, cause the Title Company to delete the “survey exception” from the Owner Title Policy without qualification or condition, except as to “any shortages in area.” Purchaser may, at Purchaser’s option and expense, cause the Title Company to provide any endorsements and coverages not contemplated above that Purchaser may desire, to the extent available in the state where the Parcel is located.
     Section 10.03 To the extent not previously provided, six (6) copies of a current ALTA as-built survey of the Land, Building and the appurtenances thereto of the Parcel, to be approved by and certified to Purchaser, Purchaser’s lender and the Title Company and which has been prepared by a Texas registered professional land surveyor reasonably acceptable to Purchaser in accordance with 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (the “Survey”). The Survey shall show the location on the Parcel of all improvements, building and set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, flood plains and flood prone areas, canals, watercourses, easements, roads, rights-of-way, encroachments and such other exceptions, located on the Parcel or described in the commitment for the Parcel and shall contain a surveyor’s certification in form and substance reasonably acceptable to Purchaser and its lender.
     Section 10.04 A report of searches made of the local and centralized Uniform Commercial Code records where the Parcel is located to a date which is not more than ten (10) days prior to the Closing Date, showing no filings against, or with respect to, the Parcel or any portion thereof, other than those to be released or provided for at Closing.
     Section 10.05 Unless required to be posted at the Parcel, to the extent in Seller’s or Academy’s possession, the original, or a complete and accurate copy, of the current certificate of occupancy or its legal equivalent for the Parcel with all amendments thereto (unless the municipality where the Parcel is located does not issue such certificate or its legal equivalent).
     Section 10.06 The Lease duly executed by Academy, as tenant.

     Section 10.07 The Lease Memorandum duly executed and acknowledged by Academy, as tenant.
     Section 10.09 A Non-foreign affidavit with respect to Seller as required by IRC Section 1445(b)(2) and the regulations issued thereunder.
     Section 10.09 A certified copy of the Resolutions of the general partner of each Seller, or such other reasonable documentation, evidencing that those officers acting for each of Seller have full authority to consummate the transactions in accordance with the terms of this Contract as modified through the Closing.
     Section 10.10 A certified copy of the Resolutions of the general partner of Academy, or such other reasonable documentation, evidencing that those officers acting for Academy have full authority to consummate the transactions in accordance with the terms of this Contract as modified through the Closing.
     Section 10.11 Such other documents and affidavits as may be reasonably required by this Contract or by the Title Company in order to consummate this transaction and issue the Owner Title Policy to Purchaser, including, without limitation, (a) any satisfactions or like instruments necessary to discharge any of Seller’s Required Removal Items, (b) any lease terminations or like instruments necessary to remove or terminate any leases that encumber the Parcel, and (c) any title affidavits or gap indemnity required by Title Company.
     Section 10.12 Such other instruments, affidavits and documents as are customarily executed by the seller of an interest in real property in connection with the recording of a deed.
     Section 10.13 The certification referred to in Section 9.01(a) for each Seller and Academy.
     Section 10.14 A Bill of Sale from each Seller conveying to Purchaser the Personal Property of each Seller, if any, without warranty of title with respect thereto, and assigning to Purchaser,

without recourse or warranty, the Permits and all warranties, guaranties, indemnities and other rights which each Seller may have against any manufacturer, seller, engineer, contractor or builder with respect to the Parcel, and the delivery of originals, to the extent available, or copies (to the extent originals are not available) of such documents.
     Section 10.15 A Bill of Sale from Academy conveying to Purchaser the Academy Leasehold Improvements.
     Section 10.16 A subordination, nondisturbance and attornment agreement executed by Academy in a form acceptable to Academy and Purchaser’s lender (the “SNDA”).
     Section 10.17 Copies of any final “as-built” record drawings for the Parcel in the control or possession of Seller or Academy.
ARTICLE 11. Purchaser’s Closing Obligations.
     At the Closing, Purchaser shall deliver the following to Seller or Academy with respect to the Parcel:
     Section 11.01 The Balance of the Purchase Price, as specified in Section 2.01(b).
     Section 11.02 The Lease, duly executed by Purchaser, as landlord.
     Section 11.03 The Lease Memorandum, duly executed and acknowledged by Purchaser.
     Section 11.04 Purchaser’s certification referred to in Section 9.02(a).
     Section 11.05 Such other documents as may be reasonably required by this Contract or by the Title Company.
     Section 11.06 The SNDA executed by Purchaser’s lender and Purchaser.

ARTICLE 12. Apportionments and Other Payments.
     Section 12.01 There shall be no prorations or apportionments hereunder insofar as Academy, pursuant to the Lease, shall be required to pay all items usually prorated in transactions of the type described herein, including all real property taxes applicable to any period prior to the Closing Date. Rent for the remainder of the month of Closing shall be paid at the Closing pursuant to the Lease. Academy hereby acknowledges that, from and after Closing, it shall continue to be liable for all taxes, construction costs and all other expenses and charges relating to the operation of the Parcel accruing prior to Closing, and, as the tenant under the Lease, will assume all such payment obligations commencing at Closing and for items accruing on and after the Closing in accordance with the terms of the Lease.
     Section 12.02 Except as otherwise provided by the last two sentences of this Section 12.02, Seller shall pay the cost of (i) all documents to be delivered to Purchaser pursuant to this Contract and (ii) all Closing costs, including, without limitation, the title insurance premium and the services provided by the Title Company (except as otherwise set forth herein and excluding endorsements required by Purchaser pursuant to the last sentence of Section 10.02, but including any endorsements obtained by Seller to cure a title objection or to provide coverages otherwise contemplated by Section 10.02), survey charges, stamp taxes, transfer taxes, and all other fees relating to the granting, executing and recording of the deed described in Section 10.01 above. Purchaser shall pay the expenses incident to obtaining financing for the acquisition of the Parcel, including the premium for the mortgagee title policies and the cost of endorsements to the Owner Title Policy required by Purchaser pursuant to the last sentence of Section 10.02 (but excluding any endorsements obtained by Seller to cure a title objection or to provide coverages otherwise contemplated by Section 10.02). Each party shall pay its own legal fees incidental to the execution of this Contract and the consummation of the transactions contemplated hereby.
     Section 12.03 The provisions of this Article 12 shall survive the Closing or earlier termination of this Contract in accordance with the terms hereof.

ARTICLE 13. Termination and Remedies.
     Section 13.01 In the event that any of Seller’s or Academy’s representations or warranties contained herein are untrue at Closing or if Seller or Academy shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller or Academy, or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur, Purchaser may, as its sole and exclusive remedies, (i) terminate this Contract in its entirety by giving written notice of termination to Seller, in which event the Downpayment, together with accrued interest (less the Independent Consideration), shall be promptly returned to Purchaser by the Escrow Agent, neither party shall have any further rights or liabilities under this Contract except that Purchaser and Seller shall continue to remain liable under the indemnification provisions of Section 14.01 or (ii) seek to enforce specific performance of this Contract. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Purchaser because of Seller’s or Academy’s affirmative acts, Purchaser shall be entitled to pursue all rights and remedies available at law or in equity. The foregoing provisions shall not limit any rights or remedies that Purchaser may have after Closing under any provisions of this Contract that survive Closing.
     Section 13.02 In the event Purchaser shall default in the performance of its obligations to purchase the Parcel and to make all payments to Seller required hereunder, Seller, as Seller’s sole remedy, shall have the right to receive and retain the Downpayment and all interest and other sums earned thereon as liquidated damages for all loss, damage and expense suffered by Seller, including, without limitation, the loss of its bargain, and neither party shall have any further rights or liabilities under this Contract except that Purchaser and Seller shall continue to remain liable under the indemnification provisions of Section 14.01 and Purchaser shall continue to remain liable under the provisions of Section 3.02(b), Section 3.02(c) and Section 7.01.
ARTICLE 14. Broker.
     Section 14.01 Seller and Purchaser represent and warrant to each other that they know of no broker who has claimed or may have the right to claim a commission in connection with this transaction, except (i) Jeff Hughes of Stan Johnson Company (the “Seller Broker”) to which Seller agrees to pay a commission pursuant to a separate agreement between Seller and the Seller Broker and (ii) Gill Warner of Stan Johnson Company (the “ Purchaser Broker”) to which Purchaser agrees to pay a commission pursuant to a separate agreement between Purchaser and the Purchaser Broker. Each party hereby indemnifies and agrees to save the other harmless of and from all loss, cost, liability and expense, including reasonable attorney’s fees, arising out of the breach by the other of the representations and warranties contained in this Section 14.01. The provisions of this Section 14.01 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.
ARTICLE 15. Notices.
     Section 15.01 All notices required or desired to be given under this Contract shall be in writing and shall be sent by Federal Express (or other national or regional overnight courier which provides evidence of delivery), addressed to the other party at its address set forth on page 1 of this Contract, with a copy thereof to be sent in the manner herein provided, addressed to the attorneys for the other party, or at such other addresses as shall be designated by Seller or Purchaser by notice given in the manner herein provided. Any notice executed by Drenner & Golden Stuart Wolff LLP 301 Congress Avenue, Suite 1200, Austin, Texas 78701, attorneys for Academy, shall have the same force and effect as though signed by the principal. A copy of all notices given to Seller or Academy shall be given to Drenner & Golden Stuart Wolff LLP, Attn: David A. Wolff, at the foregoing address. Any notice executed by Kutak Rock LLP, 8601 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, attorneys for Purchaser, shall have the same force and effect as though signed by the principal. A copy of all notices given to Purchaser shall be given to Kutak Rock LLP, Attn: Mitch Padover, at the foregoing address. Any such notice shall be deemed given on the date it is delivered to the correct address.
ARTICLE 16. Miscellaneous.
     Section 16.01 This Contract may be executed in any number of counterparts which together shall constitute the agreement of the parties. Further, a photographic, photostatic, facsimile or other reproduction of a signature to this Contract, when delivered to evidence the actual execution of this Contract by a party hereto, shall be deemed to be the execution of this Contract by such party. The section headings herein contained are for purposes of identification only and shall not be considered in construing this Contract.
     Section 16.02 This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract. Neither this Contract nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
     Section 16.03 This Contract shall be governed by Texas law.
     Section 16.04 This Contract and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns. Purchaser cannot assign this Contract to any other person or entity (other than to an affiliate of Purchaser or a real state investment trust sponsored by an affiliate of Purchaser) without the prior written consent of Seller, and in the event of such permitted assignment by Purchaser, Purchaser shall remain liable for all of Purchaser’s obligations under this Contract. The representations and warranties of Seller and Academy in this Contract shall inure to the benefit of and be binding upon the parties hereto, the Purchaser, any subsequent owners of the Parcel and Purchaser’s lender.
     Section 16.05 This Contract is executed by the authorized representatives of the parties, not individually, but solely on behalf of such parties. All persons dealing with any party must look solely to the assets of such party for the enforcement of any claim against it. The obligations hereunder are not binding upon, nor shall resort be had to the private property of any of the directors, officers, partners, shareholders, advisors, employees or agents of Purchaser or Seller. Any Trustee executing this Contract in a trust capacity shall be liable hereunder solely in such capacity.

     Section 16.06 In the event any portion of this Contract shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Contract and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Contract.
     Section 16.07 If it shall be necessary for either Purchaser or Seller (or Academy) to employ an attorney to enforce its rights pursuant to this Contract (or defend any such enforcement), the non-prevailing party shall reimburse the prevailing party for reasonable attorneys fees.
     Section 16.08 Time is important to each of Seller, Purchaser and Academy in the performance of this Contract, and each party has agreed that strict compliance is required as to any date set out herein. If the final date of any period which is set out in any paragraph of this Contract falls upon a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
     Section 16.09 Whenever the term or phrase “effective date hereof” or “date hereof” (or other similar phrases describing the date this Contract becomes binding on Seller, Purchaser and Academy) are used in this Contract, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this agreement executed by Seller, Purchaser and Academy are deposited with the Title Company.
     Section 16.10 All exhibits attached hereto are incorporated herein by this reference for all purposes.
     Section 16.11 Seller and Academy acknowledge that Purchaser may elect to assign all of its right, title and interest in and to this Contract to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Registered Company”), promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser’s assignee under this Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Applicable Fiscal Year”) for the Parcel. In such event, to assist the Registered Company with the preparation of the SEC Filings, Seller and Academy agree to reasonably cooperate with Purchaser and the Registered Company in providing or otherwise making available non-proprietary financial information in Seller’s or Academy’s possession or control regarding the operation of the Parcel for the Applicable Fiscal Year requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors (“SEC Filing Information”), it being agreed however, that the delivery of such information shall not be deemed a condition to Closing. Such information may include, but is not limited to, bank statements in Seller’s or Academy’s possession or control, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Parcel, but shall not include any information concerning the operation of Academy’s retail business. Upon receipt of written notice from Purchaser prior to the expiration of the Due Diligence Period, Seller and Academy shall use good faith efforts to promptly deliver the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or Registered Company’s auditors, and Seller and Academy agree to cooperate with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any reasonable inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors concerning any SEC Filing Information, including delivery by Seller and Academy of an executed representation letter prior to the Closing Date in form and substance requested by Purchaser’s or the Registered Company’s auditors and reasonably acceptable to Seller and Academy and their respective counsel (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Contract as Exhibit 3; however, Purchaser’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller and Academy. The SEC Filing Information provided by Seller and Academy shall be subject to a confidentiality agreement; however, Seller and Academy consent to the disclosure of such SEC Filing Information that is required to be disclosed in any SEC Filings by the Registered Company. Purchaser shall reimburse Seller and Academy for the reasonable costs of Seller and Academy associated with providing SEC Filing Information. The provisions of this Section 16.11 shall survive the Closing for a period of one (1) year.

(Signatures to Follow)

     IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

PURCHASER:

SERIES D, LLC, an Arizona limited liability company

By:
Name: John M. Pons
Its: Authorized Officer
(Signatures Continue on Next Page)

(Signatures Continued from Previous Page)

SELLER:

44.385 ACRES, LTD., a Texas limited partnership

By:	44.385 GP, L.L.C. a Delaware limited liability company, its general partner

By:
Name:
Its:

MASON MSG, LTD., a Texas limited partnership

By:	FRANZ MSG, INC., a Texas corporation, its general partner

By:
Name:
Its:

LESSEE:

ACADEMY, LTD., a Texas limited partnership

By:	Academy Managing Co., L.L.C., a Texas limited liability company, its General Partner

By:
Name:
Its:

EXHIBIT 1-A
Legal Description of 44+ Acres Land
All of Restricted Reserve “A”, in Block One (1) of ACADEMY WAREHOUSE AND DISTRIBUTION CENTER, a SUBDIVISION in Harris County, Texas, according to the map or plat thereof recorded under Film Code No. 505041 of the Map Records of Harris County, Texas.

EXHIBIT 1-B
Legal Description of Mason Land
     The tracts or parcels containing (i) approximately 19.046 acres, as described in that certain instrument filed in the Official Public Records of Harris County under Clerk’s File Number S238325, (ii) approximately 14.489 acres, as described in that certain instrument filed in the Official Public Records of Harris County under Clerk’s File Number U165826, (iii) approximately 10.739 acres, as described in that certain instrument filed in the Official Public Records of Harris County under Clerk’s File Number U979888, and (iv) approximately 5.0876 acres, as described in that certain instrument filed in the Official Public Records of Harris County under Clerk’s File Number X953121.

EXHIBIT 2
Form of Lease

EXHIBIT 3
FORM of SEC Compliance Letter
     We are providing this letter in connection with your audit of the historical records of certain revenues and certain expenses of [property name], located at [property address] (the “Property”) for the purpose of expressing an opinion as to whether the historical records presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, ___ of the Property on the basis of cash receipts and disbursements.
     We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:
i.	We have made available to you all requested financial records and corresponding data relating to the use and operation of the Property.

ii.	[We have no knowledge of any fraud or suspected fraud affecting the use or operation of the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.]

iii.	We have no knowledge of any allegations of fraud or suspected fraud affecting the use or operation of the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

iv.	There are no unasserted claims or assessments relating to the use or operation of the Property that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

v.	No events relating to the use or operation of the Property have occurred subsequent to December 31, ___ that require consideration as adjustments to or disclosures in the financial records.

MASON MSG, LTD., a Texas limited partnership			44.385 ACRES, LTD., a Texas limited partnership

By:	FRANZ MSG, INC., a Texas corporation, its general partner		By:	44.385 GP, L.L.C. a Delaware limited liability company, its general partner

	By:			By:
		Name:			Name:
		Its:			Its:

ACADEMY, LTD., a Texas limited partnership

By:	Academy Managing Co., L.L.C., a Texas limited liability company, its General Partner

By:
Name:
Its:

EXHIBIT 4
Academy Leasehold Improvements
Academy distribution center and office leasehold improvements relating to the Leased Premises such as, but not limited to, the following:
Bathroom fixtures
Carpeting
Ceiling assets
Concrete
Curbs
Dock doors
Doors
Drainage systems
Ductwork
Electrical assets
Elevators
Fencing
HVAC
Kitchen fixtures
Lighting
Mezzanines
Pavement
Plumbing assets
Roofing assets
Sheetrock
Signage
Sprinkler systems
Stairs
Water heaters
Windows

Ex 3 - 1